EX 99.1

HCC ACQUIRES MULTINATIONAL UNDERWRITERS;
RECEIVES APPROVAL FOR NEW LLOYD’S SYNDICATE
HOUSTON (January 3, 2008) . . .
HCC Insurance Holdings, Inc. (NYSE: HCC) announced today that it had acquired Indianapolis, Indiana-based MultiNational Underwriters, LLC (MNU).
MNU is a recognized leader in international life, accident and health insurance offering coverage to customers in more than 130 countries. MNU’s clients include United States citizens traveling or residing outside the country, U.S. corporations with employees and their families traveling or residing abroad, foreign nationals and the employees of foreign companies outside their home countries, missionary organizations, and institutions of higher education with foreign programs.
Founded in 1998, MNU is expected to write more than $40 million in premium in 2008. President Betsy Brougher and the MNU team of professionals in Indianapolis and at locations around the world will remain with the company following closing.
In conjunction with the MNU acquisition, HCC has received approval from Lloyd’s, effective January 1, 2008, to establish a new Lloyd’s Syndicate, 4141, which will initially write the MNU international accident and health insurance, and other selected lines of business in the future. The 2008 year capacity of Syndicate 4141 is approximately $24 million. In addition to Syndicate 4141, HCC Underwriting Agency Limited will continue to manage Syndicate 4040.
“MultiNational Underwriters’ success is driven by the use of the Internet as a vehicle for offering 24-hour-a-day insurance services worldwide, a concept that it continues to refine. We are proud to add a company as innovative as MNU to the HCC organization,” HCC Chief Executive Officer Frank J. Bramanti said.
“Our Lloyd’s platform will enable HCC to continue to expand its product offerings as well as allow HCC to avail itself of the many advantages of underwriting in the Lloyd’s market,” Mr. Bramanti said.
Headquartered in Houston, Texas, HCC Insurance Holdings, Inc. (HCC) is a leading international specialty insurance group with offices across the United States and in Bermuda, Spain, Ireland and the United Kingdom. HCC has assets of more than $8.0 billion, shareholders’ equity in excess of $2.3 billion and is rated AA (Very Strong) by Standard & Poor’s, AA (Very Strong) by Fitch Ratings and A+ (Superior) by A.M. Best Company.
For more information, visit our website at www.hcc.com.

Contact:	Barney White, HCC Vice President of Investor Relations
Telephone: (713) 744-3719
Forward-looking statements contained in this press release are made under “safe harbor” provisions of the Private Securities Litigation Reform Act of 1995 and involve a number of risks and uncertainties. The types of risks and uncertainties which may affect the Company are set forth in its periodic reports filed with the Securities and Exchange Commission.
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